Exhibit 8.1

Boston  Brussels  Chicago  Düsseldorf  Houston  London  Los Angeles  Miami  Milan

Munich  New York  Orange County  Paris  Rome  Silicon Valley  Washington, D.C.

Strategic alliance with MWE China Law Offices (Shanghai)

May 6, 2013

ROI Acquisition Corp.

601 Lexington Avenue, 51st Fl.

New York, NY 10022

Re:	Registration Statement on Form S-4 of ROI Acquisition Corp.

Ladies and Gentlemen:

We have acted as counsel for ROI Acquisition Corp., a Delaware corporation (the “ROI”), in connection with the transactions described in the Registration Statement on Form S-4 of ROI (the “Registration Statement”).

We hereby confirm that the statements set forth in the Registration Statement in the section entitled “Material U.S. Federal Income Tax Considerations” constitute the opinion of McDermott Will & Emery LLP insofar as such statements describe provisions of United States federal income tax law applicable to holders of ROI common stock and warrants.

This opinion is being furnished only to holders of ROI common stock and public warrants in connection with the transactions described in the Registration Statement and solely for their benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted, or otherwise referenced for any other purpose whatsoever without our express written consent. We hereby consent to (i) the inclusion of this opinion as an exhibit to the Registration Statement, (ii) references to our opinion in the Registration Statement and (iii) the inclusion of our name under the heading “Legal Matters” in the registration statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP

McDermott Will & Emery LLP